Consent of KPMG LLP

The Board of Directors
Meritage Corporation:

We consent to the use of our report included herein and to the references to our firm under the headings "Experts" and "Selected Financial and Operating Data" in the prospectus.


Phoenix, Arizona
June 5, 2000